Exhibit 1.2

PUT OPTION AGREEMENT

This PUT OPTION AGREEMENT (this “Agreement”) is entered into as of the 15th day of March, 2011 by and between Counsel Corporation, an Ontario corporation (“Corporation”), and Werklund Capital Corporation, a Nova Scotia corporation (the “Optionee”).

WHEREAS, the Optionee is acquiring one million (1,000,000) shares of the common stock (the “Shares”) of Counsel RB Capital, Inc., a Florida corporation (“CRB”), pursuant to the terms of the Share Purchase Agreement dated of even date herewith by and between CRB and the Optionee (the “Share Purchase Agreement”); and

WHEREAS, the Board of Directors of the Corporation has authorized the Corporation to grant to the Optionee a right to require the Corporation to purchase the Shares, subject to the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:

1.           Grant of Put Option.

(a)           The Corporation hereby grants to the Optionee an option (the “Option”) to require the Corporation to purchase all, but not less than all, of the Shares at Fair Market Value (as defined below) (the “Option Price”).  The Option must be exercised, if at all, on the first anniversary of the date of this Agreement (the “Option Exercise Date”) by notice given pursuant to Section 2.

(b)           The fair market value of the Shares shall mean the average price per share of CRB’s common stock on the over-the-counter market (or such other market as shares of CRB’s common stock may then be listed) as reported by Bloomberg, for the twenty (20) consecutive trading days (“Trading Period”) immediately prior (but not including) the date the notice of exercise of the Option was given by Optionee; provided, however, that any day within the Trading Period that Corporation, Optionee or either of their Affiliates (as defined below) bought or sold CRB stock on the over-the-counter market shall be excluded from the average share price calculation and, for such day(s) removed from the Trading Period, the Trading Period shall be extended to include a corresponding number of earlier day(s) (the “Fair Market Value”).  The Fair Market Value shall be calculated to the nearest one hundredth of one cent.  An “Affiliate” of a party to this Agreement is any individual, corporation, limited liability company, partnership, association, trust or other entity, or organization that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such party.

2.           Exercise of Option.

(a)           Optionee may exercise the Option, in whole or in part, but only on the Option Exercise Date, by delivering to the Corporation written notice of exercise, not more than sixty (60) days and not less than thirty (30) days, prior to the Option Exercise Date, which notice shall specify the number of Shares to be purchased by the Corporation.  Optionee agrees that it and its Affiliates will not buy or sell CRB stock in the sixty (60) day period prior to delivering the written notice of exercise to the Corporation and will deliver a certificate to the Corporation confirming same.

(b)           The closing of the sale and purchase of the Shares pursuant an exercise of the Option (the “Closing”) will occur on the Option Exercise Date.  At the Closing (i) the Optionee will deliver to the Corporation the certificate(s) or other document(s) evidencing the Shares to be acquired by Corporation, accompanied by stock powers executed in blank and otherwise will take such action and deliver such documentation as may be reasonably necessary in order to transfer to the Corporation good and marketable title to such Shares, free and clear of any and all liens, claims encumbrances of any nature, and (ii) the Corporation will satisfy the Option Price by wire transfer of the amount thereof in immediately available funds to Optionee’s designated bank account. For the avoidance of doubt, if the amount of Shares shall increase or decrease because of any stock split of the common stock of CRB, this Option shall apply to the amount of increased or decreased Shares.

3.           Representations of Optionee.  Optionee represents and warrants to the Corporation as follows:

(a)           Optionee has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of the articles of incorporation or bylaws, or similar organizational documents, of Optionee.

(b)           Upon any exercise of the Option, Optionee will be the legal and beneficial owner of, and shall at Closing convey to the Corporation hereunder good and marketable title to, the Shares being sold pursuant to such exercise, free and clear of any claim, lien, option, charge or encumbrance of any nature whatsoever.  Upon any exercise of the Option, Optionee will have full power, authority and capacity to sell the Shares being sold pursuant to such exercise to Corporation in accordance with the terms and provisions of this Agreement and applicable law.

4.           Representations of Corporation.  The Corporation represents and warrants to Optionee as follows:

(a)           The Corporation has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The execution and delivery of this Agreement, the performance of the Corporation’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Corporation, and no other corporate proceedings or actions on the part of the Corporation, the Board of Directors of the Corporation or the shareholders of the Corporation are necessary to authorize the execution and delivery of this Agreement or to perform the Corporation’s obligations hereunder.

(c)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of the articles of incorporation or bylaws, or similar organizational documents, of the Corporation.

5.           Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York and without regard to its laws concerning choice of law.

6.           Arbitration.  Any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  The decision of the arbitrator shall, except for mistakes of law, be final and binding upon the parties hereto, and judgment upon the award rendered by the arbitrator, which shall, in the case of damages, be limited to actual damages proven in the arbitration, may be entered in any court having jurisdiction thereof.

7.           Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and deemed effectively given upon the date of personal delivery or one business day following sending by overnight delivery via a national courier service, addressed to the following at:

To the Corporation:

Counsel RB Capital Inc.
Attn: Jonathan Reich
267 Central Avenue
White Plains, New York 10606
Phone: 914.614.1800

With a copy to:

Counsel Corporation
Attn: R. Adam Levy
1 Toronto Street, Suite 700
Toronto ON M5C 2V6
Canada
Phone: 416.866.3000

and

Harwell Howard Hyne Gabbert & Manner, P.C.
Attn: Curtis Capeling
315 Deaderick Street, Suite 1800
Nashville, Tennessee 37238
Phone: 615.256.0500
Fax: 615-251-1059

To Optionee:

Werklund Capital Corporation
Attn: Blake Lyon
4500 Canterra Tower
400 – 3rd Ave SW
Calgary, AB T2P 4H2
Phone: 403-231-6545
Fax: 403-231-6549

With a copy to:

TingleMerrett LLP
Attn: Jeffrey A. Helper
1250, 639 – 5th Avenue SW
Calgary, AB T2P 0M9
Phone: 403-571-8011
Fax: 403-571-8008

8.           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the heirs, legal representatives, successors, and assigns of each of the parties.

9.           Multiple Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

10.         Entire Agreement.  This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements, understandings, or documents, with respect to the subject matter hereof.

11.         Interpretation.  All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require.  Further, it is acknowledged by the parties that this Agreement including exhibits, if any, has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions.

12.         Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13.         Expenses.  Each party hereto will bear its own expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

14.         Amendment.  No provision of this Agreement may be amended, waived, changed, or modified except by an agreement in writing signed by Optionee and the Corporation, or in the case of a waiver, by the party waiving compliance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals effective as of the date first set forth above.

CORPORATION:

COUNSEL CORPORATION
an Ontario corporation

By:	/s/ Allan Silber
Allan Silber, Chairman & CEO

OPTIONEE:

WERKLUND CAPITAL CORPORATION
a Nova Scotia corporation

By:	/s/ Blake Lyon
Blake Lyon, President